Exhibit 23.5

Consent of Nominee for Director

of Scorpio Bulkers Inc

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1 and related prospectus as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Scorpio Bulkers Inc.

/s/ Einar Michael Steimler
Name: Einar Michael Steimler
Date: November 8, 2013